Exhibit 99.2

                                              Contact:  Peter W. Keegan
                                                        Senior Vice President
                                                        (212) 521-2950

                                                        Candace Leeds
                                                        V.P. of Public Affairs
CAROLINA GROUP                                          (212) 521-2416
--------------
                                                        Joshua E. Kahn
LOEWS CORPORATION                                       Investor Relations
-----------------                                       (212) 521-2788

FOR IMMEDIATE RELEASE
---------------------

                       CAROLINA GROUP REPORTS NET INCOME
                       ---------------------------------
                         FOR THE THIRD QUARTER OF 2004
                         -----------------------------

  NEW YORK, October 28, 2004-Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the 2004 third quarter of $159.9 million, compared to $116.4 million in the 2003 third quarter. Net income attributable to Carolina Group stock (NYSE:CG) for the third quarter of 2004 was $53.4 million, or $0.92 per share of Carolina Group stock, compared to $26.8 million, or $0.67 per share in the comparable period of the prior year.

  Net income attributable to Carolina Group stock for the third quarter of 2004 increased by $26.6 million, as compared to the comparable period of the prior year. $16.6 million of this increase reflects the increased economic interest (from 23.01% to 33.43%) of the Carolina Group stock in the Carolina Group as a result of the sale by Loews Corporation of 18,055,000 shares of Carolina Group stock in November of 2003. Net income per share of Carolina Group stock was not impacted by this sale of Carolina Group stock.

  Net sales for the Carolina Group were $879.3 million in the third quarter of 2004, compared to $842.8 million in the 2003 third quarter. The increase in net sales reflects lower sales promotion expenses (accounted for as a reduction in net sales) offset by a decrease in unit sales volume of 3.5%.

  Results of operations of the Carolina Group include interest expense of $24.3 and $27.9 million, net of taxes, for the three months ended September 30, 2004 and 2003, respectively, on notional intergroup debt. At September 30, 2004, $1.94 billion principal amount of notional intergroup debt was outstanding.

  Carolina Group net income for the first nine months of 2004 was $384.3 million, compared to $349.2 million in the comparable period of the prior year. Net income for the first nine months of 2003 included a $26.0 million charge ($16.8 after taxes) to settle litigation with tobacco growers and a $28.0 million charge ($17.1 million after taxes) to resolve indemnification claims and trademark matters in connection with the 1977 sale by Lorillard of its international business. Net income attributable to Carolina Group stock for the first nine months of 2004 was $128.4 million, or $2.21 per share of Carolina Group stock, compared to $80.4 million, or $2.01 per share in the comparable period of the prior year. The $48.0 million increase in net income

                                  Page 1 of 4

attributable to Carolina Group stock includes an increase of $40.0 million due to the November of 2003 sale by Loews Corporation of Carolina Group stock discussed above.

  Net sales for the Carolina Group were $2.515 billion in the first nine months of 2004, compared to $2.468 billion in the comparable period of the prior year. The increase in net sales reflects a decrease in sales promotion expenses (accounted for as a reduction in net sales) offset by a decrease in unit sales volume of 0.4%.

  Results of operations of the Carolina Group include interest expense of $73.3 and $87.8 million, net of taxes, for the nine months ended September 30, 2004 and 2003, respectively, on notional intergroup debt.

  The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company's assets and liabilities, referred to as the Carolina Group, principally consisting of the Company's subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

  As of September 30, 2004, there were 57,966,750 shares of Carolina Group stock outstanding representing a 33.43% economic interest. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

                                    # # #

  Loews Corporation has issued a separate press release reporting its consolidated results for the third quarter of 2004, which accompanies this press release.

  A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 11:00 a.m. EST, Thursday, October 28, 2004. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company's website following the call.

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Carolina Group
Financial Review


                                                  September 30,
                                  --------------------------------------------
                                        Three Months          Nine Months
                                  --------------------------------------------
                                        2004      2003      2004       2003
                                  --------------------------------------------
                                  (Amounts in millions, except per share data)

Net sales (a)                      $   879.3  $  842.8  $2,515.3   $2,467.9

Cost of sales (a) (b)                  504.8     514.0   1,504.4    1,435.4
Selling, advertising and
 administrative (c)                     85.1      98.0     288.4      352.8
                                   ------------------------------------------
Total operating costs and expenses     589.9     612.0   1,792.8    1,788.2
                                   ------------------------------------------
Operating income                       289.4     230.8     722.5      679.7
Investment income                        8.1       2.9      23.1       20.6
Interest expense                       (39.3)    (45.2)   (119.4)    (140.7)
                                   ------------------------------------------
Income before income taxes             258.2     188.5     626.2      559.6
Income taxes                            98.3      72.1     241.9      210.4
                                   -------------------------------------------
Net income                             159.9     116.4     384.3      349.2
Earnings attributable to the Loews
 Group intergroup interest             106.5      89.6     255.9      268.8
                                   -------------------------------------------
Income attributable to Carolina
 Group shareholders (d)            $    53.4  $   26.8  $  128.4   $   80.4
                                   ===========================================
Per share of Carolina Group
 stock (e)                         $    0.92  $   0.67  $   2.21   $   2.01
                                   ===========================================
Weighted number of shares
 outstanding                           57.97     39.91     57.97      39.91
                                   ===========================================

(a) Includes excise taxes of $167.9, $173.1, $493.6 and $493.4 for the respective periods.
(b) Includes charges of $213.6, $214.6, $649.0 and $592.2 ($132.8, $132.5,
    $398.3 and $369.6 after taxes) to accrue obligations under the State
    Settlement Agreements for the respective periods.
(c) Includes a$26.0 charge ($16.8 after taxes) to settle litigation with tobacco growers and a $28.0 charge ($17.1 after taxes) to resolve indeminifaction claims and trademark matters in connection with the 1977 sale by Lorillard of its international business in the nine months ended
    September 30, 2003.
(d) Represents 33.43%, 23.01%, 33.43% and 23.01% of the economic interest in the Carolina Group for the respective periods.
(e) Earnings per common share-assuming dilution is not presented because securites that could potentially dilute basic earnings per share in the future would have been insignificant or antidilutive for the periods presented.

                                    Page 3 of 4

Carolina Group
Supplemental Information


Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand f

                                                   September 30,
                             -------------------------------------------------
                                     Three Months               Nine Months
                             -------------------------------------------------
                                   2004         2003         2004         2003
                             -------------------------------------------------

Full Price Brands

Total Newport                  8,040,274   8,296,648   23,522,568   23,468,155
Total Kent Family                215,505     268,584      651,127      817,012
Total True                       167,970     199,086      502,193      594,384
Total Max                         11,364      13,410       34,677       41,499
Total Satin                        1,959       2,637        6,186        8,334
Total Triumph                                    993          886        2,955
                              ------------------------------------------------
Total Full Price Brands        8,437,072   8,781,358   24,717,637   24,932,339
                              ------------------------------------------------
Price/Value Brands

Total Old Gold                   233,650     269,552      686,704      787,472
Total Maverick                   178,734     161,927      516,540      362,750
                              ------------------------------------------------
Total Price/Value Brands         412,384     431,479    1,203,244    1,150,222

Total Domestic Cigarettes      8,849,456   9,212,837   25,920,881   26,082,561

Total Puerto Rico and U.S.
 Possessions                     187,519     153,017      598,859      554,758
                               -----------------------------------------------
Grand Total                    9,036,975   9,365,854   26,519,740   26,637,319
                               ===============================================
Notes:

1. This information is unaudited and is not adjusted for returns.
2. Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
3. Unit volume is not necessarily indicative of the level of revenues for any period.

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